EXHIBIT 99.1

Verrica Pharmaceuticals Reports Fourth Quarter and Full-Year 2023 Financial Results

– Reports YCANTH™ revenue of $1.9M for fourth quarter and $4.7M for full year 2023 –

– Over 200 million lives now covered on commercial insurance and managed Medicaid plans –

– Conference Call Scheduled for Today at 8:30 am ET –

WEST CHESTER, PA –Feb 29, 2024 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for skin diseases requiring medical interventions, today announced financial results for the fourth quarter and year ended December 31, 2023.

“We continued to make considerable progress with the launch of YCANTH™ during our first full quarter of commercial operations,” said Ted White, Verrica’s President and Chief Executive Officer. “With a growing confidence and adoption in our prescriber base, over 200 million commercial and Medicaid lives now covered, a permanent J-code that will be published on April 1, and a significant decrease in the availability and supply of improperly compounded cantharidin, we continue to execute on the core pillars of our YCANTH™ launch strategy. With these fundamentals in place, we look forward to accelerating the trajectory of the YCANTH™ launch in 2024.

During the quarter, we also continued to advance our pipeline. As previously announced, we recently held a successful meeting with the FDA where we gained alignment on the Phase 3 clinical trial for evaluating YCANTH (VP-102) for the treatment of common warts. With a prevalence of 22 million patients in the U.S. alone, common warts represents one of the largest unmet needs in dermatology. We also announced the completion of enrollment in the ongoing Phase 2 study evaluating our novel oncolytic peptide, VP-315, for the treatment of basal cell carcinoma. We expect initial results from our VP-315 study in the first half of 2024.”

Business Highlights and Recent Developments

YCANTH™ (VP-102)

•

On January 29, 2024, the Company announced that the Centers for Medicare & Medicaid Services (CMS) issued a permanent J-Code (J7354) for YCANTH™. Under the Healthcare Common Procedure Coding System (HCPCS) process, the J-Code for YCANTH™ will become fully published April 1, 2024. The Company believes that securing a permanent J-Code will accelerate utilization of YCANTH™ among the U.S. Medicaid and Medicare patient populations and will streamline billing and the reimbursement process.

•

On January 4, 2024, the Company announced that it received the minutes from the Company’s recent Type C meeting with the U.S. Food and Drug Administration (FDA), which was held on November 6, 2023, to discuss the Phase 3 clinical development plan for YCANTH™ (VP-102) for the treatment of common warts. Verrica believes that the Type C meeting satisfied its objective of gaining the FDA’s input on the overall design of a pivotal Phase 3 study of YCANTH™ (VP-102) that would support an efficacy supplement for the proposed indication of common warts. The Company will be seeking additional FDA feedback on its updated clinical design in the second quarter of 2024.

•	On January 3, 2024, the Company announced that it expanded its distribution network by entering into an agreement with Walgreen Co. to distribute YCANTH™ through its specialty pharmacy.

•

On December 15, 2023, the Company announced that Development and Commercialization Partner, Torii Pharmaceutical Co., Ltd. (“Torii”), reported positive top-line results from its molluscum contagiosum trial in Japan. The top-line results showed that the proportion of subjects achieving complete clearance of all treatable molluscum lesions at the completion of the confirmatory study, the primary endpoint of efficacy, was statistically significant versus placebo. YCANTH™ (VP-102) (referred to as TO-208 by Torii) was well tolerated during the study.

VP-315

•

On January 5, 2023, the Company announced that the last patient had been dosed in Part 2 of its ongoing Phase 2 trial of VP-315, a potential first-in-class oncolytic peptide, for the treatment of basal cell carcinoma. The Phase 2 trial is a 2-part, open-label, multicenter, dose-escalation, proof-of-concept study with a safety run-in designed to assess the safety, pharmacokinetics, and efficacy of VP-315 when administered intratumorally to adults with biopsy-proven basal cell carcinoma. The study is expected to enroll approximately 80 adult subjects with a histological diagnosis of basal cell carcinoma in at least one eligible target lesion. The Company expects top-line results in the first half of 2024. For additional information about this clinical trial, please visit clinicaltrials.gov, identifier NCT05188729.

Conference Call and Webcast Information

The Company will host a conference call today, Thursday, February 29, 2024, at 8:30 AM, Eastern Time, to discuss the fourth quarter and full-year 2023 financial results and provide a business update. To participate in the conference call, please utilize the following information:

Domestic Dial-In Number: Toll-Free: 1-877-407-4018

International Dial-In Number: 1-201-689-8471

Conference ID: 13744217

Call me™:

•	https://callme.viavid.com/viavid/?callme=true&passcode=13741589&h=true&info=company-email&r=true&B=6

•	Participants can use Guest dial-in #s above and be answered by an operator OR click the Call me™ link for instant telephone access to the event.

•	Call me™ link will be made active 15 minutes prior to scheduled start time.

The call will also be broadcast live over the Web and can be accessed on Verrica Pharmaceuticals’ website: www.verrica.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1654821&tp_key=cd53b66d66

The conference call will also be available for replay for one month on the Company’s website in the Events Calendar of the Investors section.

Financial Results

Fourth Quarter 2023 Financial Results

•

Verrica recognized product revenue of $1.9 million in the fourth quarter of 2023. As YCANTH™, its first FDA approved product, became available for commercial sale and shipped to patients in the third quarter of 2023, Verrica did not recognize any product revenue prior to that point.

•

Verrica recognized collaboration revenues of $0.1 million for each of the three months ended December 31, 2023 and 2022 related to the Collaboration and License Agreement (the “Torii Agreement”) with Torii for supplies and development activity.

•	Verrica reported a net loss of $24.6 million for the fourth quarter of 2023, compared to a $5.9 million net loss for the same period in 2022.

•

Selling, general and administrative expenses were $17.0 million in the fourth quarter of 2023, compared to $3.2 million for the same period in 2022. The increase was primarily due to an increase in headcount, insurance and other operating costs pertaining to commercial activities.

•

Research and development expenses were $5.3 million in the fourth quarter of 2023, compared to $3.0 million for the same period in 2022. The increase was primarily related to increased clinical costs for VP-315.

Full Year 2023 Financial Results

•	Verrica recognized product revenue of $4.7 million in the year ended December 31, 2023.

•

Verrica recognized collaboration revenues related to the Torii Agreement of $0.5 million for the year ended December 31, 2023 compared to $9.0 million for 2022. The $8.5 million decrease was primarily related to an $8.0 million milestone payment made in 2022.

•

Selling, general and administrative expenses were $47.3 million for the year ended December 31, 2023, compared to $17.4 million for 2022. The increase of $29.9 million was primarily a result of increased stock compensation expense of $8.0 million related to vesting of restricted stock units, higher expenses related to commercial activities for YCANTH™, including increased marketing and sponsorship costs of $7.8 million, and increased compensation, recruiting fees, benefits and travel due to ramp-up of sales force of $8.2 million.

•

Research and development expenses were $20.3 million for the year ended December 31, 2023, compared to $12.2 million for 2022. The increase of $8.1 million was primarily attributable to an increase in chemistry, manufacturing and control costs of $4.4 million related to pre-approval activity, as well as increased clinical trial costs for VP-315 of $3.2 million.

•

Loss on disposal of assets were $2.5 million for the year ended December 31, 2023 related to disposal of the assembly and packaging line that was deemed to be impaired due to the high cost required to upgrade the line as a result of changes in product assembly.

•

Costs of collaboration revenue were $0.5 million for the year ended December 31, 2023, compared to $0.7 million for the year ended December 31, 2022. These costs of collaboration revenue consisted of payments for manufacturing supply to support development and testing services pursuant to the Torii Agreement.

•	For the year ended December 31, 2023, net loss was $67.0 million, or $1.48 per share, compared to a net loss of $24.5 million, or $0.72 per share, for 2022.

•	For the year ended December 31, 2023, non-GAAP net loss was $51.8 million, or $1.14 per share, compared to a non-GAAP net loss of $17.5 million, or $0.51 per share, for the same period in 2022.

•

As of December 31, 2023, Verrica had aggregate cash and cash equivalents of $69.5 million. Verrica believes that its existing cash and cash equivalents as of December 31, 2023 will be sufficient to support planned operations into the second quarter of 2025.

Non-GAAP Financial Measures

In evaluating the operating performance of its business, Verrica’s management considers non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share. These non-GAAP financial measures exclude stock-based compensation charges and non-cash interest expense that are required by GAAP. Verrica excludes non-cash stock-based compensation expense from these non-GAAP measures to facilitate comparison to peer companies who also provide similar non-GAAP disclosures and because it reflects how management internally manages the business. In addition, Verrica excludes non-cash interest expense from these non-GAAP measures to facilitate an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies who also provide similar non-GAAP disclosures and because it is reflective of how management internally manages the business. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share have been reconciled to the nearest GAAP measure in the tables following the financial statements in this press release.

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(in thousands except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Product revenue	$1,866	$—	$4,658	$—
Collaboration revenue	122	68	466	9,032

Total revenue	1,988	68	5,124	9,032

Operating expenses:
Selling, general and admin.	16,994	3,189	47,305	17,405
Research and development	5,320	3,030	20,295	12,198
Loss on disposal of assets	2,537	—	2,537	—
Cost of product revenue	145	—	289	—
Cost of collaboration revenue	128	62	457	725

Total operating expenses	25,124	6,281	70,883	30,328

Loss from operations	(23,136)	(6,213)	(65,759)	(21,296)
Interest income	792	287	2,740	476
Interest expense	(2,306)	—	(3,962)	(2,172)
Loss on extinguishment of debt	—	—	—	(1,437)
Other income (expense)	36	(6)	(14)	(58)

Net loss	$(24,614)	$(5,932)	$(66,995)	$(24,487)

Net loss per share, basic and diluted	$(0.53)	$(0.14)	$(1.48)	$(0.72)

Weighted average common shares outstanding, basic and diluted	46,311,454	41,094,053	45,342,451	34,163,437

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(in thousands)

	December 31,
	2023	2022
Cash and cash equivalents	$69,547	$34,273
Prepaid assets and other expenses	7,983	4,842

Total current assets	77,530	39,115
PP&E, lease right of use asset, other	4,067	5,606

Total assets	$81,597	$44,721

Total liabilities	61,834	4,688
Total stockholders’ equity	19,763	40,033

Total liabilities and equity	$81,597	$44,721

VERRICA PHARMACEUTICAS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands except per share data)

	Year Ended December 31, 2023
	Loss from Operations	Net loss	Net loss per share
GAAP	$(65,759)	$(66,995)	$(1.48)
Non-GAAP Adjustments:
Stock-based compensation – Selling, General & Admin (a)	11,796	11,796
Stock-based compensation – Research & Development (a)	2,580	2,580
Non-cash interest expense (b)		810

Adjusted	$(51,383)	$(51,809)	$(1.14)

	Year Ended December 31, 2022
	Loss from Operations	Net loss	Net loss per share
GAAP	$(21,296)	$(24,487)	$(0.72)
Non-GAAP Adjustments:
Stock-based compensation – Selling, General & Admin (a)	3,525	3,525
Stock-based compensation – Research & Development (a)	1,460	1,460
Loss on debt extinguishment		1,437
Non-cash interest expense (b)		617

Adjusted	$(16,311)	$(17,448)	$(0.51)

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of non-cash interest charges are excluded. Verrica believes such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

About YCANTH™

YCANTH™ is a proprietary drug-device combination product that contains a GMP-controlled formulation of cantharidin delivered via a single-use applicator that allows for precise topical dosing and targeted administration for the treatment of molluscum. YCANTH™ is the first and only commercially available product approved by the FDA to treat molluscum — a common, highly contagious skin disease that affects an estimated six million people in the United States, primarily children. Please visit YCANTHPro.com for additional information.

In addition, Verrica has successfully completed a Phase 2 study of YCANTH™ (VP-102) for the treatment of common warts and a Phase 2 study of YCANTH™ (VP-102) for the treatment of external genital warts.

YCANTH™ should only be administered by a trained healthcare professional. YCANTH™ is not for home use.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for skin diseases requiring medical interventions. On July 21, 2023, Verrica’s lead product, YCANTH™ (cantharidin), became the first treatment approved by the FDA to treat pediatric and adult patients with molluscum contagiosum, a highly contagious viral skin infection affecting approximately 6 million people in the United States, primarily children. YCANTH™ (VP-102) is also in development to potentially treat common warts and external genital warts, two of the largest unmet needs in medical dermatology. Verrica has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize VP-315 (formerly LTX-315 and VP-LTX-315) for dermatologic oncology conditions. Verrica is developing VP-103, its second cantharidin-based product candidate, for the treatment of plantar warts. For more information, visit www.verrica.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the continuing commercial launch of YCANTH™, including accelerating the trajectory of the YCANTH™ launch in 2024, the J-Code for YCANTH™ becoming fully published on April 1, 2024, future financial performance, including expectations related to revenue and inventory for 2024, the clinical development of Verrica’s product candidates, including the timing of reporting data from clinical trials, and the potential benefits of YCANTH™ and Verrica’s product candidates to patients. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2023 and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

Terry Kohler

Chief Financial Officer

tkohler@verrica.com

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com

Chris Calabrese

LifeSci Advisors

ccalabrese@lifesciadvisors.com